UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 29, 2006


                             MEDIACOM BROADBAND LLC
             (Exact name of Registrant as specified in its charter)


       Delaware                      333-72440                   06-1615412
(State of incorporation        (Commission File No.)            (IRS Employer
                                                             Identification No.)
   or organization)

                              100 Crystal Run Road
                           Middletown, New York 10941
                    (Address of principal executive offices)


                  Registrants' telephone number: (845) 695-2600


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.03   Creation of a Direct Financial  Obligation or an Obligation under an
            Off-Balance Sheet Arrangement of a Registrant

     Mediacom Broadband LLC is a wholly-owned subsidiary of Mediacom Communications Corporation ("MCC"). On June 29, 2006, the operating subsidiaries of Mediacom Broadband LLC borrowed $250.0 million (the "Delayed Term Loan Draw") under the delayed-draw term loan portion of their credit facility (the "Credit Facility"). Approximately $176.7 million of the proceeds of the Delayed Term Loan Draw were distributed to MCC and were used by MCC on June 29, 2006 to pay the entire outstanding principal amount of MCC's 5.25% Convertible Senior Notes due on July 1, 2006, plus accrued and unpaid interest thereon. Approximately $57.0 million of the proceeds of the Delayed Term Loan Draw were used on June 30, 2006 to repay amounts outstanding under the revolving credit portion of the Credit Facility. Approximately $9.4 million of the proceeds of the Delayed Term Loan Draw were used on June 30, 2006 to make a required amortization payment on the term loan A portion of the Credit Facility. The balance of the proceeds of the Delayed Term Loan Draw will be used for the working capital purposes of Mediacom Broadband LLC and its operating subsidiaries.

     Borrowings under the delayed-draw term loan bear interest at a floating rate or rates equal to, at the option of the operating subsidiaries, the LIBOR rate or the prime rate, plus a margin specified in the Credit Facility. The delayed-draw term loan matures in January 2015. The obligations of the operating subsidiaries under the delayed-draw term loan are governed by the terms of the Credit Facility.









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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2006


                                           Mediacom Broadband LLC


                                           By: /s/ Mark E. Stephan
                                               --------------------------------
                                                Mark E. Stephan
                                                Executive Vice President
                                                and Chief Financial Officer